Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

Frisch’s Restaurants, Inc. Announces a Stock Repurchase Program

FOR IMMEDIATE RELEASE

Cincinnati, OH—January 29, 2008,—Frisch’s Restaurants, Inc. (Amex:FRS), announced today that the Board of Directors has approved a program to repurchase up to 500,000 shares of its common stock. Purchases will be made on the open market from time to time within the next two years.

“At current market levels, we do not believe that the true value of Frisch’s stock is being reflected in its share price,” said Craig F. Maier, President and CEO. “The earnings potential and relative equity value in comparison to book value of the stock makes it one of the best investments the Company can make at this time. This action by our board of directors reflects the confidence it has in the future earnings capability of Frisch’s.”

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name of Frisch’s Big Boy. The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. The Company also licenses Big Boy restaurants to other operators in certain parts of Ohio, Kentucky and Indiana.

In addition, the Company operates grill buffet-style restaurants under the name Golden Corral under certain licensing agreements. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Columbus, Dayton, Toledo and Cleveland, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania. The Company has development rights to expand the Golden Corral operation into markets in northern Indiana and southern Michigan.